Exhibit 10.1

July 10, 2012

Mr. Christopher J. Margolin

210 Willowbrook Dr

Portola Valley, Ca. 94028

Dear Chris:

As we have discussed, you have submitted and we have accepted your election to retire from XOMA (US) LLC (the “Company”), with your last effective day of employment on August 31, 2012.

If you indeed retire and terminate your employment effective August 31, 2012, by executing this letter agreement, the Company agrees to treat such termination of employment as one that will entitle you to severance benefits under Section 6(b) of the Amended and Restated Employment Agreement between you and the Company, effective as of December 30, 2008 (the “Employment Agreement”).

As a result, you will receive the severance benefits payable under Section 6(b) of the Employment Agreement, except that you agree that will not be entitled to the pro-rated portion of your annual target bonus referred to in Section 6(b)(i)(B)(2) of the Employment Agreement. Payment of the severance benefits described in the preceding sentence is subject to the restrictions and limitations contained in the Employment Agreement, including the requirement to execute and not revoke the release of claims within the time limits set forth in the Employment Agreement and Exhibit A to the Employment Agreement.

If by July 13, 2012 you do not sign this letter agreement confirming your retirement effective as of August 31, 2012, the Company will terminate your employment with the Company effective July 13, 2012, and you will be eligible for the severance benefits payable under Section 6(b) of the Employment Agreement, including the pro-rated portion of your annual target bonus referred to in Section 6(b)(i)(B)(2) of the Employment Agreement, again subject to the restrictions and limitations contained therein, included executing and not revoking the release of claims as described above.

We are informed that payment of your severance benefits under Section 6(b) of the Employment Agreement on either termination date (July 13th or August 31st) must be delayed for a period of six (6) months following your termination of employment in order to comply with Section 409A of the Internal Revenue Code.

This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

If this Agreement is acceptable to you, please sign below no later than July 13, 2012 and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

XOMA (US) LLC

By:	/s/ Charles C. Wells
Charles C. Wells
Vice President, Human Resources and Information Technology

Agreed:

By:	/s/ Christopher J. Margolin
Christopher J. Margolin

Date: 7/11/12